EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-200664 and 333-208502) and on Form S-8 (No. 333-200310) of Neurotrope, Inc. of our report dated March 7, 2016 relating to the consolidated financial statements of Neurotrope, Inc., which appear in this Form 10-K.

/s/ Friedman LLP

East Hanover, New Jersey

March 7, 2016